EXHIBIT (a)(2)
                                                                  --------------



                                                               November 25, 2002


    HOLNEST INVESTMENTS LIMITED, GLOBECAST HOLDINGS LIMITED, ALTAVISTA GLOBAL
     HOLDINGS LIMITED AND PRAXIS GLOBAL INVESTMENTS LIMITED COMMENCE TENDER OFFER FOR ALL OUTSTANDING AMERICAN DEPOSITARY SHARES AND ORDINARY SHARES OF
                                 ANTENNA TV S.A.

         ATHENS, Greece, November 25, 2002 - Holnest Investments Limited, Globecast Holdings Limited, Altavista Global Holdings Limited and Praxis Global Investments Limited (collectively, the "Offerors"), each a corporation under the laws of the Republic of Ireland, announced that they are commencing a tender offer today to purchase (i) all outstanding ordinary shares, par value GRD 100 each (the "Ordinary Shares"), and (ii) all outstanding American Depositary Shares, each representing one-half of one Ordinary Share (the "ADSs") of Antenna TV S.A. (Nasdaq: ANTV), not already owned by the Offerors or their affiliates, at a price of $2.40 per Ordinary Share and $1.20 per ADS, net in cash, on the terms and subject to the conditions set forth in the Offer to Purchase, dated November 25, 2002 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). The Offerors are controlled by the same Kyriakou family interests that control 80% of Antenna.

THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, JANUARY 3, 2003, UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION TIME").

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN A NUMBER OF ADSS AND ORDINARY SHARES WHICH, WHEN ADDED TO THE ADSS AND ORDINARY SHARES THEN BENEFICIALLY OWNED BY THE OFFERORS OR THEIR AFFILIATES, WILL CONSTITUTE MORE THAN 95% OF THE TOTAL NUMBER OF OUTSTANDING ORDINARY SHARES (DIRECTLY OR IN THE FORM OF ADSS) AS OF THE DATE THE ADSS AND ORDINARY SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER.


         The Offerors are making the Offer because the Offerors believe the Offer is the best way to take Antenna private while affording the public shareholders the opportunity to sell their ADSs and Ordinary Shares at a fair price. Antenna's management has endeavored to increase interest of others in Antenna and to expand the public ownership of Antenna. These efforts have included the contemplated initial public offering in Greece, together with a follow-on public offering in the United States and a listing on the Athens Stock Exchange, which were not pursued due to market conditions.

         The Offerors have also concluded that there is no advantage to them or the public shareholders to continue as a public company in light of the inability to expand the ownership base and increase the size of Antenna, especially in light of the market price of the ADSs. The Offerors believe that it is not in Antenna's best interest to continue to shoulder the burden and expense of being a public company (particularly as it relates to management's attention on compliance and investor relations).

         Antenna's independent directors have endorsed the Offer and have obtained an opinion of an independent investment adviser to the effect that the Offer is fair, from a financial point of view, to the holders of ADSs and Ordinary Shares, other than the Offerors or their affiliates.

         Record owners who tender ADSs will not have to pay brokerage fees or other expenses. Tendering stockholders who own through a broker or other nominee should check with such institution as to whether it charges any service fees.

         Payment for ADSs tendered and accepted for payment pursuant to the Offer will be made only after receipt by the Bank of New York, as Depositary (the "Depositary") within the permitted period of time of (i) either (A) the ADR certificates which evidence such ADSs, or (B) Book-Entry Confirmation of transfer of such ADSs into the Book-Entry Transfer Facility pursuant to the procedure set forth in the Offer to Purchase, (ii) either (A) the Letter of Transmittal, properly completed and duly executed with any required signature guarantees, or (B) an Agent's Message in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

         Payment for Ordinary Shares and ADSs tendered and accepted for payment pursuant to the Offer will be made only after receipt before the Expiration Time by the Information Agent of all documentation necessary (in the Offerors' exclusive judgment) to effect the transfer of such tendered Ordinary Shares.

         The Offerors reserve the right (but are not obligated) at any time and from time to time to extend the period during which the Offer is open or to amend the Offer, by giving oral or written notice of the extension to the Depositary and the Information Agent and by making a public announcement of the extension, as described below. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED ADSs OR ORDINARY SHARES, WHETHER OR NOT THE OFFER IS EXTENDED.

         Any extension, amendment or termination of the Offer will be followed as promptly as practicable by a public announcement. In the case of an extension, the announcement will be issued no later than 9:00 a.m., New York City time, on the next New York business day after the previously scheduled Expiration Time. The Offerors will make any public announcement by a press release. "New York business day" means any day, other than Saturday, Sunday or a U.S. federal holiday.

         Tenders of ADSs and Ordinary Shares are irrevocable, except that they may be withdrawn at any time prior to the Expiration Time, and unless previously accepted for payment and paid for by the Offerors pursuant to the Offer, may also be withdrawn at any time after January 24, 2003. No withdrawal rights will apply to ADSs and Ordinary Shares tendered in a subsequent offering period and no withdrawal rights apply during a subsequent offering period with respect to ADSs and Ordinary Shares tendered in the Offer and accepted for payment.

         For a withdrawal of ADSs to be effective, a written or facsimile notice of withdrawal of such ADSs must be received by the Depositary before the Expiration Time at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice must specify the name of the person who tendered the ADSs to be withdrawn and (if ADRs have been tendered) the name of the registered holder, if different from that of the person who tendered the ADSs evidenced by such ADRs. If ADRs evidencing ADSs to be withdrawn have been delivered or otherwise identified to the Depositary, then before the physical release of such ADRs, the certificate numbers shown on the particular ADRs evidencing the ADSs to be withdrawn must be submitted to the Depositary, and the signature(s) on the form of withdrawal must be guaranteed by an Eligible Institution, unless interests in ADSs evidenced by ADRs have been tendered for the account of an Eligible Institution. If ADSs evidenced by ADRs to be withdrawn have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any such notice of withdrawal must also specify the name and number of the account at the Book- Entry Transfer Facility to be credited with the withdrawn ADSs, in which case a notice of withdrawal will be effective if delivered to the Depositary as provided herein prior to the Expiration Time as provided in the Offer to Purchase.

         For a withdrawal of Ordinary Shares to be effective you must contact the Information Agent for instructions, while you have the right to withdraw the Ordinary Shares.

         Withdrawals of tenders of ADSs and Ordinary Shares may not be rescinded, and any ADSs and Ordinary Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, the Offer may be accepted again in respect of the withdrawn ADSs and Ordinary Shares by the holder re-tendering those ADSs and Ordinary Shares by following one of the procedures described in the Offer to Purchase at any time before the Expiration Time.

         The receipt of cash in exchange for ADSs or Ordinary Shares pursuant to the Offer or a subsequent offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. All shareholders should consult with their own tax advisers as to the particular tax consequences of the Offer to them, including the applicability and effect of any state, local or foreign income and other tax laws and of changes in such tax laws.

         The information required to be disclosed by Rule 13e-3(e)(1) and Rule 14d-6(d)(1) of the General Rules and Regulations under the Exchange Act, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         Antenna has provided its shareholder list and security position listings for the purpose of disseminating the Offer to holders of ADSs and Ordinary Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of ADSs and Ordinary Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of ADSs.

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         The results of the Offer will be announced by filing a final amendment to the Schedule TO filed in connection with the tender offer with the Securities and Exchange Commission in the United States.

THE COMPANY URGES SHAREHOLDERS TO READ THE TENDER OFFER STATEMENT AND OTHER RELEVANT DOCUMENTS REGARDING THE TENDER OFFER EXPECTED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WHEN THEY BECOME AVAILABLE.

         This announcement is neither an offer to purchase nor a solicitation of an offer to sell Antenna ADSs or Ordinary Shares, which offer is made solely by the Offer to Purchase, dated November 25, 2002, the related Letter of Transmittal, and any amendments or supplements thereto, and is being made to all holders of ADSs and Ordinary Shares. The Offer is not being made to, nor will the Offerors accept tenders from or on behalf of, holders of ADSs or Ordinary Shares in any jurisdiction where the making of the Offer or the acceptance thereof would not be in compliance with the securities, "blue sky" or other laws of such jurisdiction. The Offerors are not aware of any state or foreign jurisdiction the laws of which would prohibit the Offer or such acceptance. In those jurisdictions whose laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Offerors by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

         Questions and requests for assistance and copies of the Offer to Purchase and the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Offerors' expense. The Offerors will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of ADSs and Ordinary Shares pursuant to the Offer.


                     THE INFORMATION AGENT FOR THE OFFER IS:

                 GEORGESON [GRAPHIC OMITTED - LOGO] SHAREHOLDER

                           17 State Street, 10th Floor
                               New York, NY 10004
                     Banks and Brokers Call: (212) 440-9800
                    All Others Call Toll Free: (866) 870-4331